Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202413

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, Par Value $5.00 Per Share	$1,661,562,500	$167,320

(1)
Pursuant to Rule 457(c), these figures are based upon the average of the high and low prices paid for a share of the Company's Common Stock on August 16, 2016, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(3)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in The Southern Company's Registration Statement on Form S-3 (Registration No. 333-202413).

Prospectus Supplement
(to Prospectus dated March 2, 2015)

32,500,000 Shares

Common Stock

_____________________________

The Southern Company’s outstanding common stock is, and the shares of common stock offered hereby will be, listed and traded on the New York Stock Exchange under the symbol “SO”. The last reported sale price of The Southern Company’s common stock on the New York Stock Exchange on August 16, 2016 was $50.96 per share.
Investing in these securities involves risks. See “Risk Factors” on page S-4 for a description of certain risks associated with investing in The Southern Company’s common stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters have agreed to purchase 32,500,000 shares of the common stock from The Southern Company at a price of $49.30 per share, which will result in $1,602,250,000 of proceeds to The Southern Company. The underwriters may offer shares of the common stock in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”
The underwriters expect that the shares of common stock will be ready for delivery on or about

August 19, 2016.

_____________________________

Barclays
Goldman, Sachs & Co.
Morgan Stanley
Wells Fargo Securities

August 16, 2016

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. Neither The Southern Company nor any underwriter takes any responsibility for, nor can it provide any assurances as to the reliability of, any other information that others may give you. This Prospectus Supplement and the accompanying Prospectus is an offer to sell only the shares of common stock of The Southern Company offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement and the accompanying Prospectus is current only as of its respective date.

SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this Prospectus Supplement and the accompanying Prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Investing in the common stock involves risks. See “Risk Factors” beginning on page S-4 of this Prospectus Supplement.
The Company
The Southern Company (the “Company”) was incorporated under the laws of Delaware on November 9, 1945. The Company is registered and qualified to do business under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
Recent Developments
Natural Gas Pipeline Venture
On July 10, 2016, the Company and Kinder Morgan, Inc. (“Kinder Morgan”) entered into a definitive agreement under which the Company will acquire a 50% equity interest in Southern Natural Gas Company, L.L.C. (“SNG”), which is the owner of a 7,600-mile pipeline system connecting natural gas supply basins in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee. In addition, the agreement commits the Company and Kinder Morgan to cooperatively pursue specific growth opportunities to develop natural gas infrastructure through SNG. The Company expects to finance the purchase price of approximately $1.5 billion (the “SNG Investment”) with a mix of equity and debt in a credit-supportive manner. The SNG Investment will be accounted for under the equity method of accounting. The transaction is subject to the notification and clearance and reporting requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company and Kinder Morgan expect to complete the transaction in the third quarter or early in the fourth quarter 2016.
The ultimate outcome of this matter cannot be determined at this time.
The Offering

Issuer	The Southern Company.

Common Stock Offered	32,500,000 shares of common stock, $5 par value, of The Southern Company.

Common Stock to be Outstanding After the Offering(1)	978,705,985 shares.

Use of Proceeds
The proceeds from the sale of the common stock will be used by the Company to fund a portion of the purchase price for the SNG Investment and related transaction costs and for other general corporate purposes, which may include the investment by the Company in its subsidiaries, including Southern Power Company.

New York Stock Exchange Symbol	“SO”.

Risk Factors	Investing in these securities involves risks. See “Risk Factors” on page S-4 for a description of certain risks associated with investing in the common stock.
______________________

(1) Based on 946,205,985 shares outstanding as of August 15, 2016.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This Prospectus Supplement contains forward-looking statements. Forward-looking statements include, among other things, statements concerning the expected timing of completion and the potential financing of the SNG Investment. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. There are various factors that could cause actual results to differ materially from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include:

•
the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry, environmental laws regulating emissions, discharges and disposal to air, water and land, and also changes in tax and other laws and regulations to which the Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings or inquiries, including, without limitation, Internal Revenue Service and state tax audits;

•	the effects, extent and timing of the entry of additional competition in the markets in which the Company’s subsidiaries operate;

•
variations in demand for electricity and natural gas, including those relating to weather, the general economy and recovery from the last recession, population and business growth (and declines), the effects of energy conservation and efficiency measures, including from the development and deployment of alternative energy sources such as self-generation and distributed generation technologies, and any potential economic impacts resulting from federal fiscal decisions;

•	available sources and costs of natural gas and other fuels;

•	limits on pipeline capacity;

•	effects of inflation;

•
the ability to control costs and avoid cost overruns during the development and construction of facilities, which include the development and construction of generating facilities with designs that have not been finalized or previously constructed, including changes in labor costs and productivity, adverse weather conditions, shortages and inconsistent quality of equipment, materials and labor, contractor or supplier delay, non-performance under construction, operating or other agreements, operational readiness, including specialized operator training and required site safety programs, unforeseen engineering or design problems, start-up activities (including major equipment failure and system integration) and/or operational performance (including additional costs to satisfy any operational parameters ultimately adopted by any Public Service Commission);

•
the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives and to integrate facilities into the Southern Company system upon completion of construction;

•	investment performance of the Company’s employee and retiree benefit plans and the Southern Company system’s nuclear decommissioning trust funds;

•	advances in technology;

•	state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms;

•
legal proceedings and regulatory approvals and actions related to the two new nuclear generating units under construction at Georgia Power Company’s Plant Vogtle, including Georgia Public Service Commission approvals and Nuclear Regulatory Commission actions;

•
actions related to cost recovery for the integrated coal gasification combined cycle facility under construction by Mississippi Power Company in Kemper County, Mississippi (the “Kemper IGCC”), including the ultimate impact of the 2015 decision of the Mississippi Supreme Court, the Mississippi Public Service Commission’s December 2015 rate order and related legal or regulatory proceedings, Mississippi Public Service Commission review of the prudence of Kemper IGCC costs and approval of further permanent rate recovery plans, actions relating to proposed securitization, satisfaction of requirements to utilize grants and the ultimate impact of the termination of the proposed sale of an interest in the Kemper IGCC to South Mississippi Electric Power Association;

•
the ability to successfully operate the electric utilities’ generating, transmission and distribution facilities and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions;

•	the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism and financial risks;

•	the inherent risks involved in transporting and storing natural gas;

•	the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities;

•	internal restructuring or other restructuring options that may be pursued;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to the Company or its subsidiaries;

•
the possibility that the anticipated benefits from the acquisition of Southern Company Gas cannot be fully realized or may take longer to realize than expected, the possibility that costs related to the integration of the Company and Southern Company Gas will be greater than expected, the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners and the diversion of management time on integration-related issues;

•	the ability of counterparties of the Company and its subsidiaries to make payments as and when due and to perform as required;

•	the ability to obtain new short- and long-term contracts with wholesale customers;

•	the direct or indirect effect on the Southern Company system’s business or Southern Company Gas’ business resulting from cyber intrusion or terrorist incidents and the threat of terrorist incidents;

•	interest rate fluctuations and financial market conditions and the results of financing efforts;

•	changes in the Company’s and any of its subsidiaries’ credit ratings, including impacts on interest rates, access to capital markets and collateral requirements;

•
the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance and the economy in general, as well as potential impacts on the benefits of the U.S. Department of Energy loan guarantees;

•	the ability of the Company’s subsidiaries to obtain additional generating capacity (or sell excess generating capacity) at competitive prices;

•	catastrophic events such as fires, earthquakes, explosions, floods, hurricanes and other storms, droughts, pandemic health events such as influenzas or other similar occurrences;

•
the direct or indirect effects on the Southern Company system’s business or Southern Company Gas’ business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure or operation of generating or storage resources;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies; and

•
other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other reports filed by the Company from time to time with the Securities and Exchange Commission (the “Commission”).

The Company expressly disclaims any obligation to update any forward-looking statements.
RISK FACTORS
Investing in the common stock of the Company involves risk. Please consider the risks and uncertainties described below and the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (the “Form 10-Q”), which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
Risks Relating to the Company’s Common Stock
The price of the Company’s common stock may fluctuate significantly, which could negatively affect the Company and holders of its common stock.
The market price of the Company’s common stock may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of the Company’s prospects;

•	investors’ perceptions of the Company’s and/or the industry’s risk and return characteristics relative to other investment alternatives;

•	investors’ perceptions of the prospects of the energy and commodities markets;

•	differences between actual financial and operating results and those expected by investors and analysts;

•	changes in analyst reports, recommendations or earnings estimates regarding the Company, other comparable companies or the industry generally, and the Company’s ability to meet those estimates;

•	actual or anticipated fluctuations in quarterly financial and operating results;

•	volatility in the equity securities market; and

•	sales, or anticipated sales, of large blocks of the Company’s common stock.
The Company cannot predict the effect that issuances or sales of its common stock, including pursuant to this offering, may have on the market price for its common stock. The issuance and sale of substantial amounts of common stock, including issuances and sales pursuant to this offering, could adversely affect the market price of the Company’s common stock.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;
(c) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 8, 2016, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and
(d) the Company’s Current Reports on Form 8-K dated January 5, 2016 (other than the information furnished pursuant to Item 7.01), February 2, 2016 (other than the information furnished pursuant to Item 2.02 and Item 7.01), April 1, 2016 (other than the information furnished pursuant to Item 7.01), April 4, 2016, April 14, 2016, April 26, 2016 (other than the information furnished pursuant to Item 2.02 and Item 7.01), May 5, 2016 (two reports), May 19, 2016, May 25, 2016, July 1, 2016 (other than the information furnished pursuant to Item 7.01), July 10, 2016 (other than the information furnished pursuant to Item 7.01), July 26, 2016 (other than the information furnished pursuant to Items 2.02 and 7.01) and August 8, 2016.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

USE OF PROCEEDS
The proceeds from the sale of the common stock will be used by the Company to fund a portion of the SNG Investment and related transaction costs and for other general corporate purposes, which may include the investment by the Company in its subsidiaries, including Southern Power Company.
COMMON STOCK PRICE RANGE AND DIVIDENDS
The Company’s common stock is listed on the New York Stock Exchange under the symbol “SO.” The following table sets forth the range of intra-day high and low sale prices, as reported on the New York Stock Exchange, and the cash dividends declared on the common stock for the periods indicated:

	Price Range
	High	Low	Dividends
2014
First Quarter	$44.00	$40.27	$0.5075
Second Quarter	46.81	42.55	0.5250
Third Quarter	45.47	41.87	0.5250
Fourth Quarter	51.28	43.55	0.5250
2015
First Quarter	$53.16	$43.55	$0.5250
Second Quarter	45.44	41.40	0.5425
Third Quarter	46.84	41.81	0.5425
Fourth Quarter	47.50	43.38	0.5425
2016
First Quarter	$51.73	$46.00	$0.5425
Second Quarter	53.64	47.62	0.5600
Third Quarter (through August 15, 2016)	54.64	51.46	0.5600(1)

(1)
On July 18, 2016, the Company’s Board of Directors declared a quarterly dividend of $0.56 per share on the Company’s common stock. This dividend is payable on September 6, 2016 to stockholders of record as of August 15, 2016 (the “Record Date”). Because the closing of this offering will occur after the Record Date, investors in this offering will not receive this dividend on any shares of common stock purchased in this offering.

DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of common stock, par value $5 per share. As of June 30, 2016, there were 942,370,463 shares of common stock issued and outstanding.
All shares of common stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors under certain circumstances. The vote of two-thirds of the outstanding common stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the common stock. No stockholder is entitled to preemptive rights.
The shares of common stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.
The transfer agent and registrar for the common stock is currently Wells Fargo Bank, National Association.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion summarizes the material United States (“U.S.”) federal income tax considerations relevant to the acquisition, ownership and disposition of shares of the Company’s common stock, and insofar as it relates to matters of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Sanders LLP. This discussion does not purport to be a complete analysis of all potential U.S. federal income tax considerations and only applies to shares of common stock that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by Non-U.S. Holders (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, traders or dealers in securities or commodities, persons holding shares of the Company’s common stock as part of a hedge or other integrated transaction, persons who acquired the Company’s common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, certain former citizens or residents of the United States, controlled foreign corporations or passive foreign investment companies. Persons considering the purchase of shares of the Company’s common stock are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal estate and gift tax laws or the effect of any applicable foreign, state or local laws.
If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of the Company’s common stock, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding shares of the Company’s common stock should consult their tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of such shares of common stock applicable to them.
The Company has not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of shares of the Company’s common stock or that any such position would not be sustained.
For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of the Company’s common stock (other than a partnership) that, for U.S. federal income tax purposes, is not (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.
Distributions
In general, a distribution that the Company makes to a Non-U.S. Holder with respect to shares of the Company’s common stock will constitute a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits as determined under the Code. Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (unless such dividend is eligible for a reduced rate under an applicable income tax treaty). In order to obtain a reduced rate of withholding, a Non-U.S. Holder is generally required to provide to the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) properly certifying such Non-U.S. Holder’s eligibility for the reduced rate. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced withholding rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the timing and manner of claiming the benefits.
Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to United States persons. The Non-U.S. Holder is generally required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Other Taxable Disposition of Common Stock
Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of shares of the Company’s common stock. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the Company’s common stock constitutes a U.S. real property interest by reason of the Company’s status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.
In the case described in (i) above, gain or loss recognized on the disposition of shares of the Company’s common stock generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate).
In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of shares of the Company’s common stock (after being offset by certain U.S.-source capital losses).
In the case described in (iii) above, the Company believes it is not, and does not anticipate becoming, a USRPHC within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”) for U.S. federal income tax purposes.
If the Company is or becomes a USRPHC, so long as the common stock is “regularly traded on an established securities market,” a Non-U.S. Holder will be subject to U.S. federal net income tax on a disposition of the common stock only if the Non-U.S. Holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the Non-U.S. Holder’s holding period) more than 5% of the Company’s common stock. If gain on the sale or other taxable disposition of the common stock were subject to taxation under FIRPTA, a Non-U.S. Holder generally would be subject to U.S. federal income tax on the gain realized on a disposition of the common stock at the graduated U.S. federal income tax rates applicable to United States persons, generally would be required to file a U.S. federal income tax return, and, if the common stock was not then publicly traded, and certain other conditions were met, the purchaser would be required to withhold 15% of the sales proceeds.
Information Reporting and Backup Withholding
Information returns will be filed annually with the IRS in connection with any dividends paid on the Company’s common stock to a Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on dividends paid on the Company’s common stock or on the proceeds from a sale or other disposition of shares of the Company’s common stock. The certification procedures required to claim a reduction or exemption from withholding tax on payments described above under “Distributions” will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act (“FATCA”) and additional guidance issued by the IRS, a U.S. federal withholding tax of 30% will generally apply to certain payments (including dividends paid on the Company’s common stock and, after December 31, 2018, will include gross proceeds from the sale or other disposition of shares of the Company’s common stock) paid to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. The Company will not pay any additional amounts to “gross up” payments to Non-U.S. Holders as a result of any withholding or deduction for such taxes. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA withholding rules on their investment in the Company’s common stock.

UNDERWRITING
The Company and the underwriters for the offering named below (the “Underwriters’’) have entered into an underwriting agreement (the “Underwriting Agreement’’) with respect to the shares of common stock offered hereby. Subject to certain conditions, each of the Underwriters has severally agreed to purchase the number of shares of common stock indicated in the following table.

Underwriters	Number of Shares
Barclays Capital Inc.	8,125,000
Goldman, Sachs & Co.	8,125,000
Morgan Stanley & Co. LLC	8,125,000
Wells Fargo Securities, LLC	8,125,000
Total	32,500,000
Under the terms of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken.
The Underwriters propose to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the Underwriters and subject to their right to reject any order in whole or in part.  The Underwriters may effect such transactions by selling the shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal.  The difference between the price at which the Underwriters purchase shares and the price at which the Underwriters resell such shares may be deemed underwriting compensation.
The shares of common stock will be listed on the New York Stock Exchange under the symbol “SO.’’
In connection with the offering, the Underwriters may purchase and sell the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater numbers of shares of common stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.
These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.
The Company estimates that its expenses in connection with this offering, excluding underwriting discounts, will be approximately $557,000.
The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “1933 Act”).
The Underwriters and their affiliates have engaged in and may in the future engage in transactions with, and, from time to time, have performed commercial banking, investment banking and advisory services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation. In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of each of the Underwriters are lenders under the Company’s revolving credit facilities.
Lock-Up Agreements
The Company and its executive officers and directors have agreed not to, without the prior written consent of the Underwriters, for a period of 60 days from the date of this Prospectus Supplement, directly or indirectly, (i) offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Company’s common stock or any security convertible into or exercisable or exchangeable for common stock (collectively, “common securities”), or file any registration statement under the 1933 Act with respect to any of the foregoing (other than a shelf registration statement from which no such securities are offered) or publicly announce the intention to do any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of the Company’s common stock or of common securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of shares of the Company’s common stock or such common securities, in cash or otherwise, other than (A) any shares of the Company’s common stock issued by the Company upon exercise of an option, warrant or the conversion of a security outstanding on the date of this Prospectus Supplement; (B) any shares of the Company’s common stock issued, or options to purchase such shares granted (or the filing of any registration statement relating to such shares or options) in connection with any of the Company’s or its subsidiaries’ employee benefit plans, employee stock purchase plans, non-employee director stock plans, dividend reinvestment plans, employee retirement plans and the Southern Investment Plan or the sale of shares of the Company’s common stock, including through the exercise of stock options, by any executive officer or director of the Company under a Rule 10b5-1 plan that was in effect prior to the date of this Prospectus Supplement; (C) the entry by any executive officer or director of the Company into a new Rule 10b5-1 plan, provided that no sales or other distributions pursuant to a new Rule 10b5-1 plan may occur until the expiration of the 60-day period; (D) the sale or surrender to the Company by any of the Company’s executive officers or directors of any options or common stock underlying options or any restricted stock in order to pay the exercise price or taxes associated with the exercise of options or vesting of restricted stock; (E) any issuance by the Company of common stock in connection with acquisitions that close more than 60 days after the date of this Prospectus Supplement or any acquisition in which the party or parties receiving the common stock agree to be bound by these restrictions; (F) transfers by any person, other than the Company, by gift, will or intestacy, or to affiliates or immediate family members, provided that the transferee agrees to be bound by these restrictions, and no filing by any party (donor, donee, transferor or transferee) under the 1934 Act or other public announcement, shall be required or shall be made voluntarily in connection with such transfer or distribution; and (G) in connection with any action by directors and executive officers of the Company in their capacities as such that is necessary or appropriate in order to effectuate any transaction by the Company that is permitted under the Underwriting Agreement. The Underwriters, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
Selling Restrictions
Canada
The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is or was implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the common stock to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the common stock shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of the above, the expression an “offer of the common stock to the public” in relation to any of the common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for any of the common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of common stock which is the subject of the offering contemplated in this Prospectus Supplement and the accompanying Prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Underwriters have authorized, nor do they authorize, the making of any offer of the common stock in circumstances in which an obligation arises for the Company or the Underwriters to publish a prospectus for such offer.
Hong Kong
Each Underwriter has represented and agreed that the common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The common stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”) and accordingly, each Underwriter has represented and agreed that it will not offer or sell any common stock, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines of Japan in effect at the relevant time.  For the purposes of this paragraph, “Japanese person” means any person who is a resident of Japan, including any corporation or other entity organized under the laws of Japan.
Korea
The common stock has not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Market Act and its subordinate decrees and regulations (collectively, the “FISCMA”). Each Underwriter has represented and agreed that the common stock may not be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FISCMA and the Foreign Exchange Transaction Law and its subordinate decrees and regulations (collectively, the “FETL”). Without prejudice to the foregoing, the number of shares of common stock offered in Korea or to a resident in Korea shall be less than 50 and, for a period of one year from the issue date of common stock, none of the common stock may be divided resulting in an increased number of shares of the common stock. Furthermore, the common stock may not be resold to Korean residents unless the purchaser of the common stock complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL) in connection with the purchase of the common stock.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has represented and agreed that this Prospectus Supplement and the accompanying Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA, pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the common stock is subscribed or purchased pursuant to an offer made in reliance on Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common stock under Section 275 except: (1) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) pursuant to Section 276(7) of the SFA or (5) as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
United Kingdom
Each Underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.
EXPERTS
The consolidated financial statements, and the related financial statement schedule incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated annual financial statements of AGL Resources Inc. incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Current Report on Form 8-K dated May 5, 2016 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes

________________________________________________________________
We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
The Southern Company’s common stock is listed on the New York Stock Exchange under the symbol “SO.”
See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________________________________________

March 2, 2015

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

●	common stock (the “Common Stock”),

●	senior notes (the “Senior Notes”), or

●	junior subordinated notes (the “Junior Subordinated Notes”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;
(b) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2014, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and
(c) the Company’s Current Reports on Form 8-K dated January 29, 2015, February 9, 2015 and February 12, 2015.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Melissa K. Caen, Corporate Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.
THE SOUTHERN COMPANY
The Company was incorporated under the laws of Delaware on November 9, 1945. The Company is registered and qualified to do business under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
The Company owns all the outstanding common stock of Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”), Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. The traditional operating companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, the Company owns all of the common stock of Southern Power Company (“Southern Power”), which is also an operating public utility company. Southern Power constructs, acquires, owns and manages generation assets, including renewable energy projects, and sells electricity at market-based rates in the wholesale market.
The Company also owns all the outstanding common stock or membership interests of Southern Communications Services, Inc. (“SouthernLINC Wireless”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), Southern Company Services, Inc. (“SCS”), Southern Company Holdings, Inc. (“Southern Holdings”) and other direct and indirect subsidiaries. SouthernLINC Wireless provides digital wireless communications for use by the Company and its subsidiary companies and markets these services to the public and also provides fiber cable services within the Southeast. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear plants and is currently developing new nuclear generation at Plant Vogtle, which is co-owned by Georgia Power. SCS is the system service company providing, at cost, specialized services to the Company and its subsidiary companies. Southern Holdings is an intermediate holding subsidiary primarily for the Company’s investments in leveraged leases.
Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.
CERTAIN RATIOS
The following table sets forth the Ratios of Earnings to Fixed Charges for the periods indicated.

	Year Ended December 31,
	2010	2011	2012	2013	2014
Ratio of Earnings to Fixed Charges(1)	3.43	3.87	4.13	3.14	3.43

(1)
This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the interest component of rental expense, the amortization of capitalized interest and the debt portion of allowance for funds used during construction, less “Dividends on Preferred and Preference Stock of Subsidiaries”; and (ii) “Fixed Charges” consist of interest expensed, capitalized interest, “Dividends on Preferred and Preference Stock of Subsidiaries,” the interest component of rental expense and the debt portion of allowance for funds used during construction. In computing “Fixed Charges,” “Dividends on Preferred and Preference Stock of Subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Common Stock, the Senior Notes or the Junior Subordinated Notes will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of Common Stock, par value $5 per share. As of December 31, 2014, there were 907,777,315 shares of common stock issued and outstanding.
All shares of Common Stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors. The vote of two-thirds of the outstanding Common Stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the Common Stock. No stockholder is entitled to preemptive rights.
The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.
Certain business combination transactions, including mergers, sales of assets or securities having a fair market value of $100,000,000 or more, liquidations, dissolutions, reclassifications or recapitalizations, between the Company or any of its subsidiaries and any beneficial owner of more than 5% of the outstanding voting stock of the Company or any affiliate of such owner must be approved by the holders of 75% of the outstanding voting stock and a majority of the outstanding voting stock held by persons other than such beneficial owner, unless approved by a majority of the “Disinterested Directors” (generally directors not affiliated with such beneficial owner) or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.
The transfer agent and registrar for the Common Stock is currently Computershare Trust Company, N.A.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of January 1, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company. The Company had no secured debt outstanding at December 31, 2014. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preference stockholders of each subsidiary. As of December 31, 2014, on a consolidated basis, the Company had approximately $24.2 billion of outstanding long-term debt (including securities due within one year), of which approximately $22.0 billion was long-term debt of the Company’s subsidiaries (including securities due within one year). In addition, the Company’s subsidiaries had approximately $1.1 billion of preferred and preference stock outstanding.
The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.
The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.
Events of Default
The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:
(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the

Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Senior Note Indenture Trustee may serve as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture to be entered into between the Company and the trustee as named in the Subordinated Note Indenture (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2014, Senior Indebtedness of the Company aggregated approximately $2,450,000,000. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes and Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preferences stockholders of each subsidiary. As of December 31, 2014, on a consolidated basis, the Company had approximately $24.2 billion of outstanding long-term debt (including securities due within one year), of which approximately $22.0 billion was long-term debt of the Company’s subsidiaries (including securities due within one year). In addition, as of December 31, 2014 the Company’s subsidiaries had approximately $1.1 billion of preferred and preference stock outstanding.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Events of Default
The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the

Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee may serve as Senior Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

PLAN OF DISTRIBUTION
The Company may sell the Common Stock, the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such Common Stock, Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes or Junior Subordinated Notes may be listed.
If underwriters participate in the sale, such Common Stock, Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any Common Stock, Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Common Stock, Senior Notes or Junior Subordinated Notes, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
Each series of Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes or Junior Subordinated Notes may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York. From time to time, Hunton & Williams LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

32,500,000 Shares

Common Stock

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PROSPECTUS SUPPLEMENT
August 16, 2016
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Barclays
Goldman, Sachs & Co.
Morgan Stanley
Wells Fargo Securities